UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 4, 2005

(Date of earliest event reported)

ALTERA CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-16617	77-0016691
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

101 Innovation Drive,

San Jose, California 95134

(Address of principal executive offices including zip code)

(408) 544-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Altera Corporation (“Altera”) entered into a Separation Agreement and General Release of Claims (the “Agreement”) with Erik Cleage, former Senior Vice President of Marketing, setting forth, among other things, Mr. Cleage’s severance arrangements.

Pursuant to the Agreement, Mr. Cleage’s position as Senior Vice President of Marketing was terminated effective as of February 4, 2005. Thereafter, from February 7, 2005 through May 6, 2005 (the “Termination Date”), Mr. Cleage shall be employed by Altera on a part-time basis for which he shall receive an aggregate of $50,000. During the period of part-time employment, Mr. Cleage will receive reduced benefits in accordance with Altera’s established benefits policy and vesting of previously granted stock options will cease. Following the Termination Date, Mr. Cleage shall be entitled to receive a severance amount of $400,000 to be paid in accordance with Altera’s established payroll practices and he will have thirty days to exercise any vested stock options, in accordance with Altera’s standard policies. In addition, Altera agreed to pay Mr. Cleage’s annual executive bonus for fiscal year 2004 computed in accordance with Altera’s standard practice. Altera also agreed to pay Mr. Cleage’s share of COBRA payments for three months beginning on February 5, 2005, provided that such benefits would cease if Mr. Cleage becomes eligible for medical insurance coverage from a new employer. Furthermore, all benefits, including the severance amount, available to Mr. Cleage under the Agreement shall cease if he becomes an employee, officer, director or consultant of certain competitors of Altera prior to May 12, 2005.

In connection with his receipt of the severance amount and other benefits, Mr. Cleage agreed to a general release of claims. Mr. Cleage also continues to be subject to confidentiality obligations with respect to confidential and proprietary information of Altera.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALTERA CORPORATION

By:	/s/ Katherine E. Schuelke
Name:	Katherine E. Schuelke
Title:	Vice President, General Counsel and
Secretary

Date: February 10, 2005